Exhibit 99.2

SCSF Equities, LLC
5200 Town Center Circle, Suite 600
Boca Raton, Florida 33486

March 28, 2008

VIA EMAIL AND OVERNIGHT MAIL

Furniture Brands International, Inc.
Attention: Ralph P. Scozzafava
Vice Chairman and Chief Executive Officer
101 South Hanley Road, Suite 1900
Saint Louis, Missouri 63105

Re:                             Stockholder List Use Request Pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended

Dear Mr. Scozzafava:

SCSF Equities, LLC, a Delaware limited liability company (“SCSF Equities”), intends to conduct a proxy solicitation in connection with the 2008 annual meeting of the stockholders of Furniture Brands International, Inc., a Delaware corporation (the “Company”), and any adjournments, postponements, rescheduling or continuation thereof or any other meeting of stockholders held in lieu thereof (the “2008 Annual Meeting”).  Pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), SCSF Equities hereby requests that the Company provide to it the Company’s stockholder list and security position listings for the purpose of disseminating solicitation materials to holders of the Company’s common stock, $1.00 stated value per share (the “Common Stock”).  Unless specifically indicated otherwise, all references to “Rule” in this letter shall refer to the applicable “rule” promulgated under the Exchange Act.

For the purpose of communicating the Company’s election under Rule 14a-7(b)(2) to comply with either paragraph (a)(2)(i) or paragraph (a)(2)(ii) of Rule 14a-7, please contact Thomas W. Christopher, tchristopher@kirkland.com, (212) 446-4790, of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, facsimile (212) 446-4900.

The Company is required by Rule 14a-7(a)(1) to deliver to the above referenced party within five business days after receipt of this letter:

(a)                                 Notification of the Company’s election under Rule 14a-7(b)(2) as to whether the Company has elected to mail the solicitation materials or furnish SCSF Equities with a stockholder list;

(b)                                 A statement of the approximate number of record holders and beneficial holders of the Common Stock, separated by type of holder; and

(c)                                  The estimated cost of mailing a proxy statement, form of proxy or other communication to such holders, including to the extent known or reasonably available, the estimated costs of any bank, broker and similar person through whom the registrant has solicited or intends to solicit beneficial owners in connection with the 2008 Annual Meeting.

If the Company elects to mail the solicitation materials pursuant to Rule 14a-7 (a)(2)(i), the Company is required to, among other things, send copies of any proxy statement, form of proxy, or other soliciting material, including a Notice of Internet Availability of Proxy Materials (as described in Rule 14a-16), furnished by SCSF Equities to the record holders of the Common Stock, including banks, brokers, and similar entities.  A sufficient number of copies must be sent to banks, brokers and similar entities for distribution to all beneficial owners of the Common Stock.  The Company shall send the aforementioned solicitation materials with reasonable promptness after SCSF Equities’ tender of such materials to be sent, envelopes or other containers therefor, postage or payment for postage and other reasonable expenses of effecting such distribution.

If the Company elects to provide SCSF Equities with a stockholder list pursuant to Rule 14a-7 (a)(2)(ii), the Company is required to deliver the following information to SCSF Equities no later than five business days after receipt of this letter:

(a)                                 A reasonably current list of the names, addresses and security positions of the record holders of the Common Stock, including banks, brokers and similar entities;

(b)                                 The most recent list of names, addresses and security positions of beneficial owners as specified in Rule 14a—13(b), in the possession, or which subsequently comes into the possession, of the Company;

(c)                                  The names of stockholders at a shared address that have consented to delivery of a single copy of proxy materials to a shared address, if the Company has received written or implied consent in accordance with Rule 14a-3(e)(1); and

(d)                                 If the Company has relied on Rule 14a-16, the names of stockholders who have requested paper copies of the proxy materials for all meetings and the names of stockholders who, as of the date that the Company receives the request, have requested paper copies of the proxy materials only for the meeting to which the solicitation relates.

This information should be in the format normally used by the Company for providing such information to its proxy solicitor, accompanied by a printout of the information and any instructions as are necessary to make use of such information.  The Company shall furnish SCSF Equities with updated record holder information on a daily basis or, if not available on a daily basis, at the shortest reasonable intervals; provided, however, the Company need not provide beneficial or record holder information more current than the record date for the 2008 Annual Meeting.

Pursuant to Rule 14a-7(c)(1), enclosed please find a copy of Amendment No. 4 to the beneficial ownership report on Schedule 13D filed by SCSF Equities and its affiliates with the Securities and Exchange Commission on February 21, 2008.  SCSF Equities is aware of and will comply with its obligations under Rules 14a-7(d) and 14a-(7)(e).

Thank you for your attention to this matter.  If you have any questions, please contact Mr. Christopher at (212) 446-4790 or at tchristopher@kirkland.com.

Sincerely,

SCSF EQUITIES, LLC

By:	/s/ Jason G. Bernzweig
	Name:	Jason G. Bernzweig
	Title:	Vice President

cc:	Wilbert G. Holliman, Chairman of the Board
Furniture Brands International, Inc.

Stephen Fraidin, Kirkland & Ellis LLP
Thomas W. Christopher, Kirkland & Ellis LLP

DECLARATION

STATE OF FLORIDA	)
	)	ss.:
)

COUNTY OF PALM BEACH

Jason G. Bernzweig, Vice President of SCSF Equities, LLC (“SCSF Equities”), being duly sworn, deposes, and says:

(i)                                     SCSF Equities intends to solicit proxies with respect to the election of directors of Furniture Brands International, Inc. at the 2008 Annual Meeting (as defined in the foregoing letter);

(ii)                                  SCSF Equities will not use the list information requested in the foregoing letter for any purpose other than to solicit stockholders with respect to the same meeting or action by consent or authorization for which the Company is soliciting or intends to solicit or to communicate with stockholders with respect to a solicitation commenced by the Company; and

(iii)                               SCSF Equities will not disclose such information to any person other than an employee or agent to the extent necessary to effectuate the communication or solicitation.

By:	/s/ Jason G. Bernzweig
	Name:	Jason G. Bernzweig
	Title:	Vice President

Sworn to before me this
28th day of March, 2008.

/s/ Allison Herbert
Notary Public
My Commision #DD548415
Expires: May 4, 2010
Bonded Thru Notary Public Underwriters